                                                FILED PURSUANT TO RULE 424(b)(2)
                                                       REGISTRATION NO. 33-61943

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 8, 1995)

                                 $140,000,000

                        The Charles Schwab Corporation

                          MEDIUM-TERM NOTES, SERIES A

                                --------------

                 Due More Than Nine Months From Date of Issue

                                --------------

  The Charles Schwab Corporation (the "Company") may offer from time to time its Medium-Term Notes, which are issuable in one or more series and will be offered and sold in the United States. The Medium-Term Notes offered by this Prospectus Supplement (the "Notes") are offered at an aggregate initial public offering price of up to $140,000,000. Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Debt Securities. See "Plan of Distribution." The Notes may be issued as Senior Debt Securities or Senior Subordinated Debt Securities. Senior Subordinated Debt Securities will be subordinate to all Senior Debt Securities. See "Description of Debt Securities--Senior Debt" and "--Senior Subordinated Debt" in the accompanying Prospectus. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note (a "Fixed Rate Note") or a floating rate as set forth therein and specified in the applicable Pricing Supplement (a "Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

  Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note is payable each March 1 and September 1 and at maturity or any earlier redemption or repayment. Interest on each Floating Rate Note is payable on the dates set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Amortizing Notes will pay principal and interest semiannually each March 1 and September 1, or quarterly each March 1, June 1, September 1 and December 1, and at maturity or any earlier redemption or repayment. Each Note will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or repaid at the option of the holder prior to maturity and will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Each Note will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Global Securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described in the accompanying Prospectus.

                                --------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      COMMISSION OR  ANY  STATE  SECURITIES COMMISSION  PASSED  UPON  THE
        ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS  SUPPLEMENT,   THE
          PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION  TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                      PRICE TO   AGENTS' DISCOUNTS AND       PROCEEDS TO
                     PUBLIC(1)      COMMISSIONS(2)          COMPANY(2)(3)
                    ------------ --------------------- ------------------------
Per Note...........   100.000%        .125%-.875%          99.875%-99.125%
Total.............. $140,000,000  $175,000-1,225,000   $139,825,000-138,775,000

-------
  (1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of any Note issued at a discount or premium will be set forth in the applicable Pricing Supplement.

  (2) Unless otherwise specified in the applicable Pricing Supplement, the commission payable to an Agent for each Note sold through such Agent shall range from .125% to .875% of the principal amount of such Note, depending upon such Note's maturity. The Company may also sell Notes to an Agent as principal at a discount equal to, unless otherwise specified in the applicable Pricing Supplement, the commission applicable to an agency sale of a Note of identical maturity for resale to investors or other purchasers at a fixed reoffering price or varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (3) Before deducting expenses payable by the Company estimated at $250,000.

                                --------------

  Offers to purchase the Notes may be solicited from time to time by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Charles Schwab & Co., Inc. (individually, an "Agent" and collectively, the "Agents"), on behalf of the Company. The Agents have agreed to use reasonable efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account for resale to one or more investors and other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent and specified in the applicable Pricing Supplement. No termination date for the offering of the Notes has been established. The Company or an Agent may reject any order in whole or in part. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."

  This Prospectus Supplement and the accompanying Prospectus may be used by Charles Schwab & Co., Inc., an affiliate of the Company, in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Charles Schwab & Co., Inc. may act as principal or agent in such transactions.

                                --------------

MORGAN STANLEY & CO.
   Incorporated
                             GOLDMAN, SACHS & CO.

                                                     CHARLES SCHWAB & CO., INC.

September 25, 1995

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY DEBT SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                              DESCRIPTION OF NOTES

  THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH REFERENCE IS HEREBY MADE. THE PARTICULAR TERMS OF THE NOTES SOLD PURSUANT TO ANY PRICING SUPPLEMENT (A "PRICING SUPPLEMENT") WILL BE DESCRIBED THEREIN. THE TERMS AND CONDITIONS SET FORTH IN "DESCRIPTION OF NOTES" WILL APPLY TO EACH NOTE UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT AND IN SUCH NOTE.

GENERAL

  The Notes will be issued under the Senior Debt Indenture ("Senior Notes") or the Senior Subordinated Debt Indenture ("Senior Subordinated Notes"), each dated as of July 15, 1993 between the Company and Chemical Bank, as trustee (the "Trustee"). The Notes issued under each Indenture will constitute a single series under such Indenture, together with any medium-term notes of the Company issued in the future under such Indenture which are designated by the Company as constituting a single series of securities with the Notes for the purposes of such Indenture. The Notes issued under the Senior Debt Indenture will constitute part of the Senior Indebtedness of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Notes issued under the Senior Subordinated Debt Indenture will rank pari passu with all other senior subordinated indebtedness of the Company and, together with such other senior subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company. See "Description of Debt Securities--Senior Subordinated Debt" in the Prospectus. The Notes may be issued from time to time in an aggregate principal amount of up to $140,000,000, subject to reduction as a result of the sale by the Company of other Debt Securities referred to in the accompanying Prospectus. At the date hereof the Company had approximately $210,000,000 aggregate principal amount of medium term notes outstanding under the Senior Debt Indenture. Such aggregate principal amounts may be increased from time to time as authorized by, or pursuant to authority delegated by, the Board of Directors of the Company. Neither Indenture limits the amount of additional indebtedness the Company may incur.

  The Notes will mature on any day more than nine months from the date of issue, as set forth in the applicable Pricing Supplement. The Notes will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

  The Notes will be offered on a continuing basis, and each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the accompanying Prospectus under "Description of Debt Securities-- Global Securities," Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

  The Notes may be presented for payments of principal and interest, and transfer of the Notes will be registrable and the Notes will be exchangeable at the agency in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities--Global Securities" in the accompanying Prospectus. On the date hereof, the agent for the payment, transfer and exchange of the Notes (the "Paying Agent") is Chemical Bank, acting through its principal corporate trust office at 450 West 33rd Street, New York, New York 10001.

  The applicable Pricing Supplement will specify the price (the "Issue Price") of each Note to be sold pursuant thereto (unless such Note is to be sold at 100% of its principal amount), the interest rate or interest rate formula, ranking, maturity, principal amount and any other terms on which each such Note will be issued.

  As used herein, the following terms shall have the meanings set forth below:

    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York and, with respect to LIBOR Notes (as defined below), is also a London Banking Day.

    An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

    "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

INTEREST AND PRINCIPAL PAYMENTS

  Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. The initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that the initial payment of interest (or, in the case of an Amortizing Note, principal and interest) on a
Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date.

  Payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. Payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

  Certain Notes may be considered to be issued with original issue discount, which, under certain circumstances, may be required to be included in income for United States federal income tax purposes at a constant rate, prior to the receipt of the cash attributable to that income. See "Certain United States Federal Tax Consequences--Inclusion of Interest Income" below.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof until the principal thereof is paid or made available for payment. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each March 1 and September 1 and at maturity or upon any earlier redemption or repayment. Payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March 1, June 1, September 1 and December 1 or semiannually on each March 1 and September 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

  If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

  Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from but excluding the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate").

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to maturity, redemption or repayment will be that in effect on the tenth day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  Except as provided below, and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December;
(iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at maturity or upon any earlier redemption or repayment. Subject to the next succeeding sentence, if any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be postponed to the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes (except Floating Rate Notes on which interest is reset daily or weekly) shall be the amount of interest accrued from and including the date of issue or from but excluding the last date in respect of which interest has been paid to, but excluding, the Interest Payment Date. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be, unless otherwise specified in the applicable Pricing Supplement, the amount of interest accrued from the date of issue or from the last date to which interest has been paid, as the case may be, to and including the Record Date immediately preceding such Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date, as the case may be.

  With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day will be the interest rate in effect on the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

  The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next succeeding Interest Reset Date with respect to such Floating Rate Note.

  Unless otherwise specified in the applicable Pricing Supplement: (i) the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day preceding such Interest Reset Date; (ii) the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date; and (iii) the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or maturity as the case may be.

  Interest rates will be determined by the Calculation Agent as follows:

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the CD Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the Commercial Paper Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
Rate).

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:
                                               D X 360       X 100
                      Money Market Yield =   ------------
                                             360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent as follows:

    (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date.

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the substitute banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate for such Interest Reset Period will be the Prime Rate in effect for the immediately preceding Interest Reset Period (or, if there is no such Interest Reset Period, the Initial Interest Rate). "Reuters Screen NYMF Page" means the display designated as Page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent,on the basis of a year of 365 to 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 to 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the initial Interest Rate).

BOOK-ENTRY SYSTEM

  Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, amortization schedule, if any, ranking, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, ranking, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities--Global Securities," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

  A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities--Global Securities." The Depositary has confirmed to the Company, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION

  The Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. The Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

  If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment.

  In order for such a Note to be repaid, the Paying Agent must receive, unless otherwise specified in the applicable Pricing Supplement, at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the third Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such third Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

  If a Note is represented by a Registered Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences of the ownership and disposition of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), revenue rulings, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all of which are subject to change (possibly with retroactive effect) or differing interpretations. This summary discusses only Notes held as capital assets, within the meaning of Section 1221 of the Code by initial purchasers who acquired such Notes at the issue price. It does not discuss all of the tax consequences that may be relevant to a Holder (as defined below) in light of such Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, or Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

  As used herein, the term "Holder" means the beneficial owner of a Note (a) that is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) whose income from such Note is treated as effectively connected with such owner's conduct of a United States trade or business. The term Holder also includes certain former citizens of the United States whose interest and gain on the Notes will be subject to United States federal income taxation.

INCLUSION OF INTEREST INCOME

  In General. Interest payable with respect to a Note will generally be taxable to a Holder as ordinary interest income as it accrues or at the time it is received, in accordance with the Holder's normal method of accounting for federal income tax purposes. Except as otherwise noted below with respect to Short-Term Notes or in the applicable Pricing Supplement, it is not expected that any Note will be treated as having been issued with more than a de minimis amount of original issue discount for United States federal income tax purposes. However, any Holder may elect to treat all interest accrued on a Note as constituting original issue discount and include such interest in gross income using the constant yield to maturity method provided in the applicable OID Regulations.

  Short-Term Notes. Certain Notes may be issued with a maturity date that is one year or less from its issue date ("Short-Term Notes"). Under the OID Regulations, interest on such Notes may be treated as included in the stated redemption price of the Notes, with the result that the Notes would be treated as bearing original issue discount. In general, a cash method Holder of a Short-Term Note is not required to accrue original issue discount on a Short-Term Note for United States federal income tax purposes unless it elects to do so. Cash method holders who make such an election, other Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount on such Short-Term Notes in income as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. Furthermore, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry such Short-Term Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  Upon the sale, exchange or retirement of a Note, a Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, reduced by any return of principal on Amortizing Notes, and in the case of certain Holders of Short-Term Notes, increased by discount accrued but not received with respect to such Notes. Any amount received by the Holder that is attributable to accrued but unpaid interest (and which has not previously been included in the Holder's income) will be treated as interest income and will not be treated as an amount realized upon the sale, exchange or retirement of such Note.

  Subject to the discussion relating to Short-Term Notes above, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. For this purpose, Holders of Amortizing Notes acquired at a cost less than par will recognize some amount of capital gain upon the receipt of each principal payment, the same as though they had sold a proportionate amount of the related

Amortizing Note. Under current law, the excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for certain noncorporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. However, legislation is currently pending before Congress which, if enacted in its proposed form, would substantially reduce the tax rate applicable to net capital gain of many taxpayers (including corporate taxpayers). It is uncertain whether this or any other tax legislation regarding capital gains tax rates will be enacted this year or in any subsequent year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Certain noncorporate Holders may be subject to backup withholding at a rate of 31% on payments of principal and interest on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the noncorporate Holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER INCOME TAX LAWS.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use reasonable efforts to solicit offers to purchase Notes. The Company may appoint additional agents to solicit sales of the Notes; provided that any such solicitation and sale of the Notes shall be on the same terms and conditions to which the Agents have agreed. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .875% of the principal amount of Notes to be sold, depending upon the maturity of the Notes. The Company may also sell Notes directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable.

  The Company may also sell Notes to an Agent as principal for its own account at a discount equal to the commission applicable to any agency sale of a Note of identical maturity unless otherwise specified in the applicable Pricing Supplement. Such Notes may be resold to investors and other purchasers at a fixed reoffering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the applicable Pricing Supplement. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold by an Agent to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

  The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

  Schwab is a wholly owned subsidiary of the Company. Each offering of Notes will be conducted in compliance with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. ("NASD") regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Notes, Schwab may sell such Notes in the course of its business as a broker-dealer. Schwab may act as principal or agent in such transactions. This Prospectus Supplement may be used by Schwab in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Schwab is not obligated to make a market in any Notes and may discontinue any market-making activities at any time without notice.

  The Agents and any dealers utilized in the sale of Notes will not confirm sales to accounts over which they exercise discretionary authority.

  Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein.

                                 LEGAL MATTERS

  The validity of the Notes and the accuracy of the summary of certain tax matters described under the caption "Certain United States Federal Income Tax Consequences" will be passed upon for the Company by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Certain directors of that firm beneficially own an aggregate of less than 1% of the Common Stock of the Company.

  Certain legal matters relating to the Notes will be passed upon for the Agents by Davis Polk & Wardwell.

PROSPECTUS

                                  $140,000,000

                         THE CHARLES SCHWAB CORPORATION

                                DEBT SECURITIES

                               ----------------

  The Company may offer and issue from time to time in one or more series debt securities (the "Debt Securities") with an initial aggregate offering price not to exceed U.S. $140,000,000. The Company will offer Debt Securities to the public on terms determined by market conditions. Debt Securities will be issuable in registered form without coupons. Debt Securities will be sold for U.S. dollars; principal of, premium, if any, and any interest on Debt Securities will likewise be payable in U.S. dollars.

  The accompanying Prospectus Supplement sets forth the ranking as senior or senior subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest, listing (if any) on a securities exchange and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of such Debt Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Any such underwriters (and any representative thereof), dealers or agents may include Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Charles Schwab & Co., Inc.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.

                               ----------------

  Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent--in each case, less other expenses attributable to issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  This Prospectus and the accompanying Prospectus Supplement may be used by Charles Schwab & Co., Inc., which is a wholly owned subsidiary of the Company, in connection with offers and sales of Debt Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Charles Schwab & Co., Inc. may act as principal or agent in such transactions.

September 8, 1995

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60601 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90014.

  The Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The Company has filed with the Commission (File No. 1-9700) its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995, which are incorporated herein by reference.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Debt Securities and
(ii) the date on which Charles Schwab & Co., Inc. ("Schwab") ceases offering and selling previously issued Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of the above documents (excluding exhibits) may be obtained upon request by persons to whom this Prospectus is delivered without charge from the Corporate Communications Department, 101 Montgomery Street, San Francisco, California 94104 (telephone number 415/627-7810).

  IN CONNECTION WITH THE OFFERING OF CERTAIN DEBT SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         THE CHARLES SCHWAB CORPORATION

  The Charles Schwab Corporation (the "Company"), through its principal operating subsidiary, Schwab, provides brokerage and related investment services to approximately 3,100,000 active investor accounts through over 200 offices nationwide. The Company provides similar services to British investors through its English subsidiary, ShareLink Investment Services plc. Mayer & Schweitzer, Inc. ("M&S"), a market maker in Nasdaq securities, provides trade execution services to institutions and broker-dealer clients.

  The Company was incorporated in Delaware in November 1986. Schwab was incorporated in California in 1971 and merged in 1983 with a subsidiary of BankAmerica Corporation. The Company acquired Schwab in a management-led leveraged buyout in March 1987 and became a publicly held company in September 1987. Its principal executive offices are located at 101 Montgomery Street, San Francisco, CA 94104 (telephone number 415/627-7000).

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated.

                                                SIX
                                              MONTHS
                                               ENDED
                                             JUNE 30,  YEAR ENDED DECEMBER 31,
                                             --------- ------------------------
                                             1995 1994 1994 1993 1992 1991 1990
                                             ---- ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges
 (unaudited)................................ 1.8  2.3  2.0  2.4  1.8  1.4  1.1

  For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before extraordinary charge, income taxes and fixed charges. Fixed charges for the purpose of calculating the ratio of earnings to fixed charges consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest and one-third of rental expense, which is estimated to be representative of the interest factor.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include additions to working capital, investing in or extending credit to subsidiaries, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions. Further details relating to the use of the net proceeds may be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will constitute either senior or senior subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a Senior Indenture dated as of July 15, 1993 (the "Senior Debt Indenture") between the Company and Chemical Bank, as trustee (the "Trustee"), and, in the case of Debt Securities that will be senior subordinated debt, under a Subordinated Indenture dated as of July 15, 1993 (the "Senior Subordinated Debt Indenture") between the Company and the Trustee. The Senior Debt Indenture and the Senior Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's negative pledge. See "Senior Subordinated Debt" and "Certain Covenants of the Company." The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

GENERAL

  Neither of the Indentures limits the amount of additional indebtedness that the Company may incur. The Debt Securities will be unsecured senior or senior subordinated obligations of the Company. The Company is a holding company, the consolidated operations of which are carried out through wholly owned subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including Schwab, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various regulatory bodies.

  The Indentures provide that Debt Securities may be issued from time to time in one or more series.

  Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) classification as senior or senior subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) any date of maturity;
(iii) interest rate or rates (or the method by which such rate will be determined); (iv) the dates on which any such interest will be payable; (v) the place or places where the principal of, premium, if any, and interest on the Offered Debt Securities will be payable; (vi) any redemption, repayment or sinking fund provisions; (vii) any applicable United States federal income tax consequences; and (viii) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Offered Debt Securities, and any terms which may be required by or be advisable under applicable laws or regulations.

  Debt Securities may be presented for exchange and registration of transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Subject to the limitations provided in the applicable Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

  Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Certain Debt Securities may be treated as having been issued at a discount for United States federal income tax purposes, as described in the relevant Prospectus Supplement.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only securities that are payable in U.S. dollars.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal, premium, if any, and interest on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

SENIOR DEBT

  The Debt Securities that will constitute part of the senior debt of the Company ("Senior Debt Securities") will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SENIOR SUBORDINATED DEBT

  The Debt Securities that will constitute part of the senior subordinated debt of the Company ("Senior Subordinated Debt Securities") will be issued under the Senior Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Senior Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Senior Subordinated Debt Indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on (a) indebtedness of the Company, whether outstanding on the date of the Senior Subordinated Debt Indenture or thereafter created, that is (i) for money borrowed by the Company (including, without limitation, capitalized lease obligations), (ii) for money borrowed by others and guaranteed, directly or indirectly, by the Company or
(iii) constituting purchase money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by the Company, for the payment of which the Company is directly or contingently liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to (whether outstanding on the date of the Senior Subordinated Debt Indenture or thereafter created), any such indebtedness, unless by the terms of the instrument creating or evidencing any such indebtedness referred to in clause (a) or clause (b) above it is expressly provided that such indebtedness is not superior in right of payment to the Senior Subordinated Debt Securities and/or it is expressly provided that such indebtedness is itself subordinated to any other indebtedness of the Company. As used in the preceding sentence, the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise. The term Senior Indebtedness shall not include (i) indebtedness of the Company to a subsidiary of the Company for money borrowed or advances from a subsidiary of the Company or (ii) the Senior Subordinated Debt Securities. (Senior Subordinated Debt Indenture, Section 1.1)

  In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amount due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Senior Subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant of Section 5.1 of the Senior Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the Senior Subordinated Debt Securities are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Senior Subordinated Debt Securities, other than a payment constituting shares of stock of the Company, as reorganized or readjusted, or securities of the corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of the Senior Indebtedness which may at the time be outstanding. (Senior Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF THE COMPANY

  The following restrictions apply to each series of Debt Securities unless the terms of such series of Debt Securities provide otherwise.

  NEGATIVE PLEDGE. The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary (as defined in such Indenture) to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on the Voting Securities (as defined in such Indenture) of Schwab, M&S or Schwab Holdings, Inc. (a wholly owned subsidiary of the Company that owns all of the common stock of Schwab) without making effective provision whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 3.6)

  MERGER, CONSOLIDATION, SALE, LEASE, OR CONVEYANCE. Each Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation in any merger or consolidation (if other than the Company) or the person that acquires or leases all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under such Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by the Company. (Senior and Senior Subordinated Debt Indentures, Section 9.1)

  This covenant would not apply to a recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company. Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

EVENTS OF DEFAULT

  An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each Indenture means obligations (other than non-recourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, the Company for borrowed money (including, without limitation, capitalized lease obligations) or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount due and payable at maturity in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded, or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Senior and Senior Subordinated Debt Indentures, Section 5.1)

  Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or any interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or any interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Senior and Senior Subordinated Debt Indentures, Section 5.1 and Section 5.10)

  Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Senior and Senior Subordinated Debt Indentures, Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Senior and Senior Subordinated Debt Indentures, Section 5.9)

  Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture. (Senior and Senior Subordinated Debt Indentures, Section 5.6 and Section 5.9)

  Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Senior and Senior Subordinated Debt Indentures, Section 3.5) See "Concerning the Trustee," below.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Company can discharge or defease its obligation under each Indenture as set forth below. (Senior and Senior Subordinated Debt Indentures, Section 10.1)

  Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

  The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost, or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 and 9.1, in the case of the Senior Debt Indenture, and Section 9.1, in the case of the Senior Subordinated Debt Indenture (which contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases), and omit to comply with such Sections without creating an Event of Default ("covenant

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defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Senior Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Senior Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the Senior Subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and
(2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the Senior Subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

MODIFICATION OF THE INDENTURES

  Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Senior and Senior Subordinated Debt Indentures, Section 8.1)

  Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture and then outstanding and affected (voting as a class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Senior and Senior Subordinated Debt Indentures, Section 8.2)

  The Senior Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Senior Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Senior Subordinated Debt Indenture, Section 8.6)

GOVERNING LAW

  The Indentures and the Securities will be governed by, and construed in accordance with, the laws of the State of California. (Senior and Senior Subordinated Debt Indentures, Section 11.8)


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CONCERNING THE TRUSTEE

  Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to either the Debt Securities issued under the Senior Debt Indenture or the Debt Securities issued under the Senior Subordinated Debt Indenture, Chemical Bank would be required to resign as Trustee under one of the Indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated. The Trustee is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities.

                              PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities being offered hereby in four ways:
(i) directly to purchasers, (ii) through agents, (iii) through underwriters and
(iv) through dealers. Any such underwriters, dealers or agents may include Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Charles Schwab & Co., Inc.

  Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If any underwriters are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

  Schwab is a wholly owned subsidiary of the Company. Each offering of Debt Securities will be conducted in compliance with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. ("NASD") regarding a NASD member firm's distributing the securities of an affiliate. Following

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

the initial distribution of any Debt Securities, Schwab may offer and sell such Debt Securities in the course of its business as a broker-dealer. This Prospectus may be used by Schwab in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Schwab may, but is not obligated to, make a market in the Debt Securities and may discontinue any market-making activities at any time without notice.

                                 LEGAL OPINIONS

  The legality of the Debt Securities will be passed upon for the Company by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Certain directors of that firm beneficially own an aggregate of less than 1% of the Common Stock of the Company.

  Certain legal matters relating to the Debt Securities will be passed upon on behalf of dealers, underwriters or agents by Davis Polk & Wardwell.

                                    EXPERTS

  The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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